Exhibit 4.4

AMENDMENT NO. 1

TO

VIOMI TECHNOLOGY CO., LTD

2018 SHARE INCENTIVE PLAN

This Amendment (“Amendment”), dated as of October 18, 2023, is made by Viomi Technology Co., Ltd (the “Company”) to the Viomi Technology Co., Ltd 2018 Share Incentive Plan adopted by the Company in June 2018 (the “Plan”).

WHEREAS, the Company maintains the Plan to promote the success and enhance the value of the Company by providing incentives to certain directors, employees and consultants;

WHEREAS, pursuant to Section 12.1 of the Plan, the board of directors of the Company may amend any provision of the Plan at any time; and

WHEREAS, the Company desires to amend the term of the Plan and the maximum term of an Option (as defined in the Plan) under the Plan and make certain other relevant amendments to the Plan.

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1.Amendment to Section 3.1(a). Section 3.1(a) of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 3.1(a):

(a) Subject to the provisions of Article 9 and Section 3.1(b), the maximum aggregate number of Shares which may be issued pursuant to all Awards is 17,672,728, plus an annual increase on the first day of each of the fiscal years of the Company during the term of this Plan commencing with the first fiscal year beginning January 1, 2019, by (i) an amount equal to 1% of the total number of the then outstanding Shares or (ii) such fewer number of Shares as may be determined by the Board. The maximum number of Shares which may be issued upon the exercise of Incentive Share Options granted under the Plan is 17,672,728.

2.Amendment to Section 5.1(b). Section 5.1(b) of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 5.1(b):

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under the Plan shall not exceed twenty years (or ten years with respect to an Incentive Share Option), except as provided in Section 12.1. The Committee shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised.

3.Amendment to Section 5.2(d). Section 5.2(d) of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 5.2(d):

(d) Expiration of Incentive Share Options. No Award of an Incentive Share Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date was ratified by the shareholders of the Company.

4.Amendment to Section 11.2. Section 11.2 of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 11.2:

11.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the twentieth anniversary of the Effective Date. No Incentive Share Options may be made pursuant to this Plan after the tenth anniversary of the Effective Date was ratified by the shareholders of the Company. Any Awards that are outstanding on the twentieth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

5.Amendment to Section 12.1. Section 12.1 of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 12.1:

12.1 Amendment, Modification, and Termination. At any time and from time to time, the Board may terminate, amend or modify the Plan; provided, however, that to the extent necessary to comply with Applicable Laws or stock exchange rules, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

6.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Cayman Islands.

7.Incorporation. This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

8.Ratification. All other provisions of the Plan remain unchanged and are hereby ratified by the Company.

[Signature Page follows]

IN WITNESS WHEREOF, the Company hereto has executed this Amendment as of the day and year first set forth above.

VIOMI TECHNOLOGY CO., LTD

By:	/s/ Xiaoping Chen
Name: Xiaoping Chen
Title: Chairman of the Board of Directors and Chief Executive Officer